Exhibit 5.1

800 Capitol St.
Suite 2400
Houston, TX 77002-2925
+1 713-651-2600

+1 713-651-2700

May 11, 2026

Virtuix Holdings Inc.

11500 Metric Blvd, Suite 430

Austin, TX 78758

Re:	Resale Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Virtuix Holdings Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration for resale of up to 25,307,961 shares of the Company’s Class A common stock, par value $0.001 per share (the “Resale Shares”), for resale from time to time, pursuant to Rule 415 promulgated under the Securities Act by the registered stockholders as defined and listed in the Registration Statement under “Selling Stockholders.”

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, the agreements and instruments identified in the Registration Statement relating to the issuance of the Resale Shares (including those filed as exhibits thereto), corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that (i) the Resale Shares that are outstanding and covered by the Registration Statement have been duly authorized and are validly issued, fully paid and non-assessable, and (ii) the Resale Shares issuable upon the exercise of warrants, conversion of notes or other rights as described in the Registration Statement have been duly authorized and, when issued in accordance with the terms of the applicable instruments and, as applicable, upon payment of the consideration therefor, will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the General Corporation Law of Delaware (which includes those statutory provisions and all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws), and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Winston & Strawn LLP

Winston & Strawn LLP